Exhibit 99.2

Cerecor Announces Drawdown of $10 Million Tranche under its Debt Financing Agreement with Horizon Technology Finance

Achieved performance milestone with positive initial results from its Phase 1b trial of CERC-002 in moderate-to- severe Crohn’s Disease who had previously failed three or more lines of biologics therapies, including anti-TNF alpha treatments

ROCKVILLE, Md. and CHESTERBROOK, Pa., August 2, 2021 -- Cerecor Inc. (NASDAQ: CERC), a biopharmaceutical company focused on becoming a leader in the development and commercialization of treatments for immunologic, immuno-oncologic and rare genetic disorders, today announced that it has completed its second drawdown of $10 million under its previously announced $35 million debt financing agreement with Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon”). This second tranche was made available in connection with the Company’s successful positive initial results from a Phase 1b proof-of-concept study evaluating CERC-002, an investigational first-in-class fully human anti-LIGHT (tumor necrosis factor superfamily member 14 (TNFSF14)) monoclonal antibody, in adult patients with moderate- to-severe Crohn's disease, which was announced on July 26, 2021.

“We are pleased to have achieved this milestone,” said Mike Cola, Chief Executive Officer of Cerecor. “CERC-002 continues to advance in the clinic with promising results and we congratulate the team on continued progress towards bringing this therapy to patients.”

With the closing of the second tranche, the Company has drawn down a total of $30 million under its debt financing agreement with Horizon. Each advance of the loan will be repaid in 42 monthly payments. With the achievement of the interest only extension milestone, which the Company met upon the funding of the second drawdown, the interest-only period was extended to 24 months followed by monthly payments of principal and accrued interest through its maturity date. An additional $5 million may be funded upon Cerecor achieving certain predetermined milestones. Proceeds will be used to support the ongoing clinical development of key investigational product candidates within its pipeline and for general working capital purposes. As of June 30, 2021, the Company had $40.4 million in cash and cash equivalents, which excludes the second drawdown of $10 million under the debt financing agreement.

About Cerecor

Cerecor is a biopharmaceutical company focused on becoming a leader in the development and commercialization of treatments for immunologic, immuno-oncologic and rare genetic disorders. The company is advancing its clinical-stage pipeline of innovative therapies that address unmet patient needs within rare and orphan diseases. The company's rare disease pipeline includes CERC-801, CERC-802 and CERC-803, which are in development for congenital disorders of glycosylation and CERC-006, an oral mTORc1/c2 inhibitor in development for the treatment of complex lymphatic malformations. The company is also developing two monoclonal antibodies, CERC-002, and CERC-007. CERC-002 targets the cytokine LIGHT (TNFSF14) and is in clinical development for treatment of severe pediatric- onset Crohn's disease and COVID-19 acute respiratory distress syndrome. CERC-007 targets the cytokine IL-18 and is in clinical development for the treatment of Still’s disease (adult onset Still’s disease (AOSD) and systemic juvenile idiopathic arthritis (sJIA)) and multiple myeloma (MM). CERC-006, 801, 802 and 803 have all received Orphan Drug Designation and Rare Pediatric Disease Designation, which makes all four eligible for a priority review voucher upon FDA approval.

For more information about Cerecor, please visit www.cerecor.com.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located in Portland, Maine, Austin, Texas, and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “might,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the development of product candidates or products; timing and success of trial results and regulatory review; potential attributes and benefits of product candidates; and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including: drug development costs, timing and other risks, including reliance on investigators and enrollment of patients in clinical trials, which might be slowed by the COVID-19 pandemic; regulatory risks; Cerecor's cash position and the potential need for it to raise additional capital; general economic and market risks and uncertainties, including those caused by the COVID-19 pandemic; the risk that preliminary findings from our clinical studies may not be indicative of subsequent study results; and those other risks detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries
Chris Brinzey
Westwicke, an ICR Company
chris.brinzey@westwicke.com
339-970-2843

or

Schond L. Greenway
Investor Relations
Chief Financial Officer
Cerecor Inc.
sgreenway@cerecor.com
610-522-6200

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